SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of the

Securities Exchange Act of 1934

Date of Report (Date of earliest event reported) May 27, 2014

MILESTONE SCIENTIFIC INC.

(Exact name of Registrant as specified in its charter)

Delaware	0-26284	13-3545623
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

220 South Orange Avenue, Livingston Corporate Park, Livingston, New Jersey 07034

(Address of principal executive office) (Zip Code)

Registrant’s telephone number, including area code (973) 535-2717

N/A

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02	Election of Directors and Appointment of Certain Officers

On May 14, 2014, the Board of Directors (the “Board”) of Milestone Scientific Inc. (the “Company”) increased the size of the Board from four to five members and appointed Gian Domenico Trombetta to fill the vacancy created by such expansion. He was also appointed as President and Chief Executive Officer of the Company’s newly created dental division. Mr. Trombetta assumed office as a Director and as the President and Chief Executive Officer of the dental division on May 27, 2014.

Mr. Trombetta’s compensation arrangement with the Company has not been determined as of the date of the filing of this report. He has not had any direct or indirect interest in any transactions with the Company that requires disclosure under Item 404(a) of Regulation S-K, except that on May 14, 2014, the Company completed a $10 million private placement financing with BP 4 Srl, an affiliate of the Milan based private equity investor Innovest S.p.A. Mr. Trombetta is the President and CEO of Innovest.

There is no existing family relationship between Mr. Trombetta and any director or executive officer of the Company.

BIOGRAPHICAL INFORMATION REGARDING THE INCOMING DIRECTOR

The principal occupation and brief summary of Mr. Trombetta’s background is as follows:

Gian Domenico Trombetta, age 53, has been the President and Chief Executive Officer of the Company’s Dental Division since May, 2014. He founded Innovest S.p.A. in 1993, a private equity and special situation investment firm and has been its President and CEO since 1996. He serves as the Chief Executive Officer or a board member of numerous private commercial companies. He was a project Manager for Booz Allen and Hamilton, Inc., a strategy and acquisition services firm, from 1988 to 1992. Mr. Trombetta holds a degree in business administration from Luiss University in Rome, Italy and a MBA degree from Insead in Fontainebleau, France.

Item 8.01.	Other Events

On May 27, 2014, the Company issued a press release announcing that it had appointed Mr. Trombetta to the Board and as President and Chief Executive Officer of its dental division. The press release is attached as Exhibit 99.1 hereto.

Item 9.01	Financial Statements and Exhibits

(d) Exhibits.

Exhibit Number	Description

99.1	Press release dated May 27, 2014

*        *        *         *        *        *

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

MILESTONE SCIENTIFIC INC.

By:	/s/ Joseph D’Agostino
Joseph D’Agostino
Chief Financial Officer

Dated: May 27, 2014

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